Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AGA MEDICAL HOLDINGS, INC.

AGA Medical Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.            The name of the Corporation is AGA Medical Holdings, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 25, 2005, and was amended and restated upon the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on July 28, 2005, and was further amended and restated upon the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on January 5, 2009 (the “Existing Certificate of Incorporation”).

B.            This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the Existing Certificate of Incorporation, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C.            The Existing Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1.   Name.  The name of the Corporation is AGA Medical Holdings, Inc. (the “Corporation”).

ARTICLE II

Section 2.1.   Address. The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1.   Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.1.   Capitalization.

(A)          The total number of shares of all classes of stock that the Corporation is authorized to issue is 500,000,000 shares, consisting of (i) 100,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), and (ii) 400,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”). The number of authorized shares of

Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

(B)           Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Filing Time”), each 7.15 shares of common stock, par value $0.01 per share, of the Corporation, however designated (including, without limitation, each share of Class A common stock and Class B common stock), outstanding immediately prior to the Filing Time (including treasury shares) (“Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and shall become one (1) new validly issued, fully paid and nonassessable share of Common Stock, each 7.15 shares of Series A convertible preferred stock, par value $0.001 per share, of the Corporation outstanding immediately prior to the Filing Time (including treasury shares) (“Old Series A Preferred Stock”), shall automatically, without further action on the part of the Corporation or any holder of such Old Series A Preferred Stock, be reclassified as and shall become one thousand (1,000)(1) new validly issued, fully paid and nonassessable shares of Common Stock, and each 7.15 shares of Series B convertible preferred stock, par value $0.001 per share, of the Corporation outstanding immediately prior to the Filing Time (including treasury shares) (“Old Series B Preferred Stock,” and together with the Old Series A Preferred Stock, the “Old Preferred Stock”), shall automatically, without further action on the part of the Corporation or any holder of such Old Series B Preferred Stock, be reclassified as and shall become three hundred and sixty-three and 6364 / 1000 (363.6364) new validly issued, fully paid and nonassessable shares of Common Stock.  The reclassification of the Old Common Stock and the Old Preferred Stock into Common Stock will occur at the Filing Time, regardless of when any certificates previously representing such shares of Old Common Stock or Old Preferred Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing such new shares of Common Stock.  Until surrendered, stock certificates previously representing shares of Old Common Stock shall represent one share of Common Stock for each 7.15 shares of Common Stock, and stock certificates previously representing shares of Old Series A Preferred Stock and Old Series B Preferred Stock shall represent one thousand (1,000) and three hundred and sixty-three and 6364 / 1000 (363.6364) shares of Common Stock for each 7.15 shares of Old Series A Preferred Stock and Series B Preferred Stock, respectively.

(C)           No fractional shares of Common Stock shall be issued upon conversion of the Old Series A Preferred Stock or the Old Series B Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay

(1)          Please note that this exchange ratio assumes that all accrued and unpaid dividends will be declared prior to effectiveness of this Amended and Restated Certificate of Incorporation and paid with a portion of the proceeds to be received by the Corporation in connection with the offering.

cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Old Series A Preferred Stock and/or Old Series B Preferred Stock the holder is at the time converting into shares of Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

Section 4.2.   Preferred Stock.  The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 4.3.   Common Stock.

(A)          Voting Rights.  Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one ore more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(B)           Dividends and Distributions.  Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(C)           Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available therefor and shall share equally on a per share basis in all such distributions.

ARTICLE V

Section 5.1.   By-Laws.  In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation.  Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to alter, amend or repeal the by-laws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE VI

Section 6.1.   Board of Directors:  Composition.

(A)          The business and affairs of the Corporation shall be managed by or under the direction of the Board.  Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation (including any certificate of designation) relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than three directors or more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by the Board; provided, however, that the upon the Filing Time the number of directors shall be eight directors.

(B)           Commencing with the Filing Time, the directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any certificate of designation) (the “Preferred Stock Directors”)) shall be divided into three classes designated Class I, Class II and Class III.  Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board.  Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Filing Time, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Filing Time and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Filing Time. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term until the election and qualification of their respective successors in office.  If the number of directors is from time to time changed (other than Preferred Stock Directors), any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.  The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III upon the Filing Time.

(C)           Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board.  Any director so chosen shall hold office until the next annual meeting of stockholders and until his successor shall be elected and qualified.  In such event, the director elected by the stockholders at such next annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which such person has been elected.  No decrease in the number of directors shall shorten the term of any incumbent director.

(D)          During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, resignation, retirement, disqualification or removal.  Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

(E)           A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  A director may resign at any time upon notice to the Corporation.

(F)           Directors need not be elected by written ballot unless the by-laws of the Corporation shall so provide.

Section 6.2.   Removal of Directors.  Except as provided by the law and this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock), directors may be removed only for cause and only by the affirmative vote of 75% of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

Section 7.1.   Meetings of Stockholders.  Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board or the Chairman of the Board.

ARTICLE VIII

Section 8.1.   Limited Liability of Directors.  No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.  Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII would accrue or arise, prior to such amendment or repeal.

ARTICLE IX

Section 9.1.   Business Combinations.  The Corporation hereby elects not to be governed by Section 203 of the DGCL.

ARTICLE X

Section 10.1.   Amendment.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed by                         ,                               of the Corporation on                            , 2009.

AGA MEDICAL HOLDINGS, INC.

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